Exhibit 99.1
FOR IMMEDIATE RELEASE

July 10, 2008

For Further Information, Contact:

Lawrence M. Higby	or	Chris Karkenny
Chief Executive Officer		Chief Financial Officer
949.639.4960		949.639.4990
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
EARLY TERMINATION OF HART-SCOTT-RODINO WAITING
PERIOD GRANTED FOR BLACKSTONE’S PROPOSED
ACQUISITION OF APRIA
     LAKE FOREST, CA...July 10, 2008...Apria Healthcare Group, Inc. (NYSE:AHG) and The Blackstone Group jointly announced today that the federal antitrust authorities have granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Blackstone’s proposed acquisition of Apria. On June 19, 2008, Apria announced that it had entered into a definitive merger agreement to be acquired by an affiliate of Blackstone for $21.00 per share in cash. The transaction remains subject to the satisfaction of the other conditions set forth in the merger agreement, including, but not limited to the receipt of stockholder approval. The parties continue to expect the transaction to close in the second half of 2008.
About Apria Healthcare Group Inc.
     Apria is a national provider of a broad range of home healthcare services and products including home infusion therapy, home respiratory therapy and home medical equipment. Through approximately 550 respiratory and infusion therapy locations serving patients in all 50 states, Apria and its operating divisions serve over two million patients per year. In addition to serving patients who are covered by government insurers, Apria has over 2,000 preferred provider contracts with managed care organizations nationwide. With over $1.6 billion in annual net revenues ($2.1 billion if Coram, Inc., which Apria acquired in December 2007, were included for the full year), it is the nation’s leading home healthcare company. For more information, visit www.apria.com or www.coramhc.com.
About The Blackstone Group
     Blackstone is one of the world’s leading investment and advisory firms. They seek to create positive economic impact and long-term value for their investors, the companies they invest in, the companies they advise and the broader global economy. They do this through the commitment of extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, hedge funds, funds of funds, debt funds, collateralized loan obligation vehicles (CLOs) and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com.
Forward-Looking Statements
     This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of Apria by Blackstone and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, Apria and its industry. Certain factors that could cause actual events not to occur as expressed in these forward-looking statements include, but are not limited to, the failure to obtain the necessary approval by Apria’s stockholders, as well as the satisfaction of various other closing conditions contained in the merger agreement. Other potential risks and uncertainties are discussed in Apria’s reports and other documents filed with the Securities and Exchange Commission (“SEC”) from time to time. Apria assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of Apria’s management. Inclusion of such forward-looking statements herein should not be regarded as a representation by Apria that the statements will prove to be correct.
IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
     In connection with the proposed acquisition an affiliate of Blackstone, Apria intends to file a proxy statement and other relevant documents concerning the transaction with the SEC. STOCKHOLDERS OF APRIA ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.
     Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Apria through the web site maintained by the SEC at www.sec.gov. Free copies of the proxy statement, when available, and the Company’s other filings with the SEC also may be obtained from Apria. Free copies of Apria’s filings may be obtained by directing a request to the Investor Relations Department at Apria. In addition, investors and security holders may access copies of the documents filed with the SEC by Apria on Apria’s website at www.apria.com, when they become available.
     Apria, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Apria’s stockholders with respect to the transactions contemplated by the definitive agreement between Blackstone and Apria. Information regarding Apria’s directors and executive officers is contained in Apria’s Annual Report on Form 10-K for the year ended December 31, 2007 and its definitive proxy statement dated as of April 9, 2008 for its 2008 Annual Meeting of Stockholders, which are filed with the SEC. As of March 20, 2008, Apria’s directors and executive officers beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 2,428,845 shares, or 5.54%, of Apria’s common stock. You can obtain free copies of these documents from Apria using the contact information set forth above. Additional information regarding interests of such participants will be included in the proxy statement that will be filed with the SEC and available free of charge as indicated above.
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